Exhibit 99.1

One Horizon Issues Letter to Shareholders

BAAR, SWITZERLAND--(Oct. 8, 2014) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon" or the "Company"), which develops and licenses the world's most bandwidth-efficient mobile Voice over Internet Protocol ("VoIP") platform for Smartphones, today issued a letter to shareholders from its CEO, Brian Collins.

Dear One Horizon Shareholders,

The One Horizon team have made significant strides in the last three months.  Customer acceptance of our proprietary VoIP technology continues to expand rapidly, and we are aggressively pursuing new opportunities.  Winning new business with SingTel and Smart demonstrates the acceptance of our technology, especially in Asia.  Our mid-year contract backlog of $65.4 million, of which only $9.1 million was recognized through June 30, 2014, indicates  great potential of our existing contracts.   From a corporate standpoint, we completed the up listing of our shares of common stock to the NASDAQ Capital Market and raised $1 million through an offering of convertible preferred stock.

Since the Board of Directors elected me as CEO on July 28th, I have been pleased with the progress that has been made and look forward to continuing to serve the shareholders in this exciting time for One Horizon. It remains our plan to target Tier 1 and Tier 2 carriers as we leverage our sales force to demonstrate proof-of-concept trials, to execute on on-going pilot programs, and to increase the awareness of One Horizon’s patented mobile VoIP technology and the usefulness it provides. Below is an update on recent news and developments of the Company.

New Business Announcements:

SingTel

On September 10th, we announced that SingTel had signed a deal to add the One Horizon mobile VoIP app to their existing One Horizon software platform for mobile satellite services.  SingTel is Asia's leading communications group with over 500 million mobile customers in 25 countries, including Bangladesh, India, Indonesia, the Philippines and Thailand.

SingTel AIO Connect is a comprehensive unified communications service for both business users and crew onboard ships. It enables instant messaging, email, Internet surfing, Voice-over-IP (VoIP) and voicemail in a single, integrated application. This service has already succeeded in bringing optimized VoIP, Messaging over IP and compressed Internet surfing to SingTel's mobile satellite subscribers connected using mobile Internet over satellite; the toughest of all mobile Internet environments. This mobile VoIP app can be downloaded from the Apple App Store and Google's Play Store.

Smart Communications

On September 16th, the Company announced that Smart Communications, Inc, launched a pre-paid VoIP Smartphone app using One Horizon’s optimized software platform.  Smart Communications, Inc. (Smart) is the Philippines' leading wireless services provider with 57.3 million subscribers on its GSM network as of end-June 2013.  Smart rolled out its smartphone mobile app, branded Link Plus, as a pre-paid Over The Top ("OTT") Android App that will be available to download from the Google Play Store. Once Link Plus is installed on the smartphone, the user's app will receive a new Virtual SIM telephone number from Smart.

Corporate Developments:

Uplist to NASDAQ

Shares of common stock of One Horizon commenced trading on the NASDAQ Capital Market on July 9th. In nearly three months since our uplisting date, our average trading volume has increased 65% versus the average volume for the 90 days prior to the uplisting.  We are pleased with the increased liquidity in One Horizon and look forward to growing alongside many emerging growth companies listed on NASDAQ.

Capital Raise

On July 28th we closed a private placement for aggregate gross proceeds of $1,000,000.  The $1,000,000 private placement (the "Offering") consisted of 10 units at a purchase price of $100,000 per Unit, each consisting of, (i) 17,094 shares of the Company's Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share, initially convertible into 17,094 shares of the Company's common stock, par value $0.0001 per share at $5.85 per share, and (ii) 10,000 Class B Warrants each exercisable to purchase 1 share of Common Stock at $4.00 per share, in reliance upon the exemption from securities registration afforded by Regulation S as promulgated under the Securities Act of 1933.  TriPoint Global Equities, LLC was the placement agent for the transaction.

Financial Highlights:

●	Q2 2014 revenues were approximately $1.3 million vs. $1.25 million in Q2 2013, while gross margin improved to 57.9% in Q2 2014 from 29.4% in Q2 2013

●	Overall contract value for master license contracts signed from inception through June 30, 2014 was $65.4 million, of which only $9.1 million was recognized through June 30, 2014.

●
One Horizon had $21.9 million of assets and $15.8 million shareholders' equity as of June 30, 2014. Cash outflows from operations remained inside management’s targeted range, with $0.9 million in cash used for the six months ended June 30, 2014.

Our performance over the past months clearly reflects One Horizon’s strengths to effectively operate on the world’s largest networks, our commitment to our intellectual property, our proprietary in-house technology and the dedication of our staff. We will continue to build on these achievements to successfully execute our long-term strategy of providing operators with a carrier-grade mobile VoIP system.

Thank you for your support.

Brian Collins
Chairman & CEO

About One Horizon Group, Inc.

One Horizon Group, Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile Voice over Internet Protocol (VoIP) platforms for Smartphones, and also offers a range of other optimized data applications including messaging and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

MZ North America

Matthew Selinger

SVP

Tel: +1-949-298-4319

mselinger@mzgroup.us

www.mzgroup.us